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------                                         U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                 WASHINGTON, D.C. 20549
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                                                 STATEMENT OF CHANGES IN BENEFICIAL
[ ] Check this box if no longer                               OWNERSHIP
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).


                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person  2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Karson   Jamieson                                Steven Madden, Ltd. (SHOO)                  (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
    c/o Steven Madden, Ltd.                 of Reporting                7/01                     (give title   (specify title
    52-16 Barnett Avenue                    Person, if an                                         below)        below)
---------------------------------------     Entity (Voluntary)
        (Street)                                                                                 Chief Executive Officer and Vice
                                                                                                 Chairman of the Board
---------------------------------------                     ------------------------------------------------------------------------
   Long Island City, NY    11104                            5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)       (State)     (Zip)                              (Month/Year)
                                                                                   [X] Form Filed By One Reporting Person
                                                                                   [ ] Form Filed By More Than One Reporting Person
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                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3, 4 and 5)               Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End     (Instr. 4)          Ownership
                         (Month/                                                     of Month                             (Instr. 4)
                         Day/Year)
                                  ------------------------------------------------- (Instr. 3 and 4)
                                     Code     V       Amount  (A) or (D)    Price
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Common Stock             7/10/01       A              10,000       A         (1)        15,000              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

(1)  Granted by issuer for service as Chief Executive Officer and Vice Chairman of the Board.
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FORM 4 (continued)
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)

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                                                    Code     V     (A)      (D)
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
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
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  Date      Expira-     Title   Amount or
  Exer-     tion Date           Number of
  cisable                        Shares
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Explanation of Responses:
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
**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.            /s/ Jamieson Karson                  August 9, 2001
       78ff(a).                                                                  -------------------------------      --------------
                                                                                 **Signature of Reporting Person           Date

Note:  File three copies of this Form, one of which must be manually
       signed.  If space provided is insufficient, see Instruction 6             Page 2 of 2                         SEC 1474 (3/91)
       for procedure.
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